GWIN Announces Termination of Letter of Intent to Merge with National Sports Services; Company to Focus on Internally Generated International Growth

LAS VEGAS--(BUSINESS WIRE)----GWIN, Inc. (OCTBB:GWNI) announced today that the company has terminated the non-binding letter of intent to merge with National Sports Services. The Company intends to focus its capital and resources on the international expansion of GWIN's core business.

GWIN President and COO Doug Miller commented, "We have spent the last several months restructuring and refocusing the Company, and developing a plan for the generation of new revenues for GWIN through increased utilization of our valuable Company owned database. We believe we can generate better value for GWIN shareholders without the massive dilution that would have occurred upon the prospective merger. We are excited about the prospects for the new season, and look forward to an exciting launch of our new business plan."

About GWIN, Inc. - GWIN, Inc. is America's only publicly traded sports handicapping company. GWIN specializes in developing and marketing sports handicapping advice and information via television (The Winning EDGE (TM)), radio and the Internet (www.WinningEDGE.com) and (www.ewinners.com). The Company produces high-quality sports and gaming entertainment programming and sells advertising and sponsorship opportunities on their TV and radio properties, as well as marketing opportunities to an exclusive database of more than one million predominately male sports and gaming fans.

All statements included in this press release, other than statements of historical fact, are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors could cause actual results to differ materially from the expectations that are disclosed in this Press Release. While GWIN, Inc. believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond GWIN, Inc.'s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in GWIN, Inc.'s filings with the Securities and Exchange Commission.

GWIN, Inc. Jeff Johnson, 702-967-6000 www.WinningEDGE.com

© Business Wire 2006
09/07/2006 09:06 ET